Exhibit 99.1

Nurix Therapeutics Reports Fiscal First Quarter 2022 Financial Results and Provides a Corporate Update

Dosed first patient in the Phase 1 trial of DeTIL-0255, Nurix’s drug-enhanced tumor infiltrating lymphocyte (TIL) program

Awarded Innovation Passport for Entry into Innovative Licensing and Access Pathway (ILAP) in the United Kingdom for NX-1607

Reports strong financial position with $385.7 million in cash and investments as of February 28, 2022

San Francisco, CA, April 7, 2022 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the first quarter ended February 28, 2022 and provided a corporate update.

“In the first quarter, we have made both clinical and regulatory advances in each of our four drug programs including our lead BTK degrader NX-2127 which position us well to provide important proof of concept data across our pipeline throughout the remainder of 2022,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “With the recent dosing of our first patient in the DeTIL-0255 Phase 1 program, we have expanded the reach of our protein modulation platform to now include drug-enhanced cell therapy.”

Recent Business Highlights

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Dosed first patient in the Phase 1 trial of DeTIL-0255: Nurix announced the dosing of its first patient in the Phase 1 trial of its drug-enhanced TIL product, DeTIL-0255, which is being conducted at several sites in the United States and includes patients with advanced gynecologic cancers, including ovarian cancer, cervical cancer, and endometrial cancer. This announcement marked a major milestone for Nurix with its first cell therapy successfully manufactured and administered to a patient. It also represents the first application of targeted protein modulation in the field of cell therapy.

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Awarded Innovation Passport for NX-1607: The UK Medicines and Healthcare products Regulatory Agency (MHRA) has awarded the innovative medicine designation, the Innovation Passport, for NX-1607 for the treatment of patients with advanced solid tumors. The Innovation Passport is the entry point to the Innovative Licensing and Access Pathway (ILAP) which aims to accelerate time to market and facilitate patient access to novel drugs to treat serious and life-threatening diseases.

Upcoming Program Highlights*

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory drug (IMiD) activity for the treatment of patients with relapsed or refractory B-cell malignancies. Nurix is conducting its Phase 1 clinical trial of NX-2127 at multiple clinical sites in the United States. Preclinical data highlighting NX-2127’s dual activity will be presented in a poster titled “Concurrent degradation of BTK and IMiD neosubstrates by NX-2127 enhances multiple mechanisms of tumor killing” at the upcoming American Association for Cancer Research (AACR) Annual Meeting, which will be held from April 8-13, 2022. Detailed clinical results from the Phase 1a portion of the trial will be presented in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without IMiD activity for certain B-cell malignancies and autoimmune diseases. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B-cell malignancies and expects to begin dosing patients in the United Kingdom in the first half of 2022 and to have initial safety and pharmacokinetic (PK) and pharmacodynamic (PD) data from the Phase 1a portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing, Phase 1 dose escalation and expansion trial in adults with a variety of oncology indications at multiple clinical sites in the United Kingdom and expects to have initial PK/PD data from the Phase 1a stage of the study, including biomarker and safety data, in mid-2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix is evaluating DeTIL-0255 in a Phase 1 trial in adults with gynecological malignancies including ovarian cancer, cervical cancer, and endometrial cancer. Preclinical data supporting our drug-enhanced cell therapy program will be presented in a poster titled “Ex-vivo inhibition of CBL-B with a novel small molecule inhibitor, NX-0255, enhances persistence and anti-tumor activity of adoptively transferred CD8+ T cells in mouse tumor models” at the upcoming AACR Annual Meeting, which will be held from April 8-13, 2022. Nurix anticipates providing a clinical update from the run-in portion of the DeTIL-0255 Phase 1 study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107739).

* Expected timing of events throughout the press release are based on calendar year quarters.

Fiscal First Quarter 2022 Financial Highlights

Collaboration revenue for the three months ended February 28, 2022 was $9.6 million compared to $5.0 million for the three months ended February 28, 2021. The increase was primarily due to the recognition of revenue as a cumulative catch up for activities satisfied in previous periods as we achieved certain research milestones under our collaborations with Gilead and Sanofi. The increase was also due to increased effort resulting in a higher percentage of completion of performance obligations under our collaboration with Gilead and Sanofi in the current period. In the three months ended February 28, 2022, Nurix achieved a research milestone under its collaboration with Gilead and received a payment of $6.0 million in the second quarter of 2022. Similarly, in the three months ended February 28, 2022, Nurix achieved a research milestone under its collaboration with Sanofi and anticipates a payment of $2.0 million in the second quarter of 2022.

Research and development expenses for the three months ended February 28, 2022 were $43.1 million compared to $23.0 million for the three months ended February 28, 2021. The increase was primarily related to an increase of $7.6 million in compensation and related personnel costs and an increase of $2.3 million in non-cash stock-based compensation expense attributable to higher headcount. There was also an increase of $8.6 million in supplies, contract research, contract manufacturing and clinical trial costs.

General and administrative expenses for the three months ended February 28, 2022 were $9.2 million compared to $6.5 million for the three months ended February 28, 2021. The increase was primarily related to an increase of $0.4 million in compensation related expenses and an increase of $1.1 million in non-cash stock-based compensation expense attributable to higher headcount. There was also an increase of $1.1 million in professional service expenses, including legal and accounting expenses related to infrastructure improvements.

Net loss for the three months ended February 28, 2022 was $42.5 million, or ($0.95) per share, compared to a net loss of $24.3 million for the three months ended February 28, 2021, or ($0.63) per share.

Cash, cash equivalents and investments: As of February 28, 2022, Nurix had cash, cash equivalents and investments of $385.7 million compared to $432.9 million as of November 30, 2021. The decrease was primarily attributable to the net operating loss for the three months ended February 28, 2022.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule and cell therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurixtx.com/.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates; the planned timing for the provision of clinical updates and initial findings from our clinical studies; the potential advantages of our DELigase™ platform and drug candidates; and the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of our business, our future plans and strategies, our development plans, our preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K for the fiscal year ended November 30, 2021, and other SEC filings. Additional information will also be set forth in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2022. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Elizabeth Wolffe, Ph.D.	Brett Whelan
Wheelhouse Life Science Advisors	LifeSci Communications
lwolffe@wheelhouselsa.com	bwhelan@lifescicomms.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended February 28,
	2022	2021
Collaboration revenue	$9,621	$5,011
Operating expenses:
Research and development	43,137	23,003
General and administrative	9,228	6,530
Total operating expenses	52,365	29,533
Loss from operations	(42,744)	(24,522)
Interest and other income, net	211	318
Loss before income taxes	(42,533)	(24,204)
Provision for income taxes	—	71
Net loss	$(42,533)	$(24,275)
Net loss per share, basic and diluted	$(0.95)	$(0.63)
Weighted-average number of shares outstanding, basic and diluted	44,693,812	38,777,258

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	February 28, 2022	November 30, 2021
Assets
Current assets:
Cash and cash equivalents	$78,780	$80,506
Short-term investments	183,198	215,214
Accounts receivable	6,000	6,000
Contract assets	2,000	—
Income tax receivable	204	204
Prepaid expenses and other current assets	10,302	9,194
Total current assets	280,484	311,118
Long-term investments	123,685	137,189
Operating lease right-of-use assets	15,872	14,005
Property and equipment, net	13,522	11,340
Restricted cash	901	286
Other assets	3,256	2,833
Total assets	$437,720	$476,771
Liabilities and stockholdersʼ equity
Current liabilities:
Accounts payable	$6,014	$6,650
Accrued expenses and other current liabilities	11,419	14,549
Operating lease current liabilities	5,430	3,847
Deferred revenue, current	43,186	41,212
Total current liabilities	66,049	66,258
Operating lease long-term liabilities	10,326	9,189
Deferred revenue, net of current portion	55,428	59,022
Total liabilities	131,803	134,469
Stockholdersʼ equity:
Common stock	45	45
Additional paid-in-capital	571,363	563,757
Accumulated other comprehensive income (loss)	(2,066)	(608)
Accumulated deficit	(263,425)	(220,892)
Total stockholdersʼ equity	305,917	342,302
Total liabilities and stockholdersʼ equity	$437,720	$476,771